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                                                                    EXHIBIT 99.2

                     CCA SELLS YOUNGSTOWN PRISON TO REIT

NASHVILLE, Tenn., July 29, 1997 - Corrections Corporation of America (NYSE: CXC) announced today that it has sold its Northeast Ohio Correctional Center in Youngstown, Ohio to CCA Prison Realty Trust, a real estate investment trust, for approximately $70 million.

         The transaction, closed yesterday, calls for the company to lease back the facility from the REIT at an annual rate equal to 11% of the sales price. Proceeds from the sale will be used for future development.

         The Northeast Ohio Correctional Center is a 2,016-bed, medium-security prison designed and built by Corrections Corporation of America and opened in May. It currently houses inmates for the District of Columbia and the state of Nevada.

         CCA manages prisons and other correctional institutions for governmental agencies. The company is the industry leader in private sector corrections with 45,655 beds in 61 facilities under contract in the U.S., Puerto Rico, Australia and the United Kingdom. CCA's full range of services includes finance, design, construction and management of new or existing facilities, as well as long-distance inmate transportation.

         This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the company's reports filed with the SEC.

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